Exhibit 21.1

Subsidiary List

Name of Aldabra Subsidiary	State of Incorporation

Aldabra Sub LLC	Delaware

Aldabra Holding Sub LLC*	Delaware

* Aldabra Holding Sub LLC was formed on January 18, 2008.